Exhibit 99.2

HARDI ELECTRONICS AB

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(SEK in thousands)

May 31, 2007
Assets:
Current assets:
Cash and cash equivalents	20,900
Short-term investments	321
Accounts receivable, net	8,226
Inventories	7,723
Prepaid expenses	227
Other current assets	2,391

Total current assets	39,788
Property and equipment, net	1,365

Total assets	41,153

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	4,776
Accrued tax liabilities	4,681
Accrued compensation	1,460
Other current liabilities	1,872

Total current liabilities	12,789
Deferred tax liability	914
Shareholders' equity:	3,126
Common stock	24,773
Retained earnings	(449)

Accumulated other comprehensive loss	27,450

Total shareholders’ equity	41,153

Total liabilities and shareholders’ equity

See accompanying notes to unaudited condensed consolidated financial statements

HARDI ELECTRONICS AB

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

(SEK in thousands)

	Nine Months Ended May 31,
	2007	2006
Revenue:
Net revenue	59,082	28,190
Cost of revenue:
Cost of revenue	21,362	9,829

Gross profit	37,720	18,361
Operating expenses:
Research and development	7,816	3,837
Sales and marketing	8,090	6,439
General and administrative	1,869	1,286

Total operating expenses	17,775	11,562

Income from operations	19,945	6,799
Other income, net	(67)	70

Income before income taxes	19,878	6,869
Income tax provision	5,620	1,923

Net income	14,258	4,946

Net income per share:
Basic and diluted net income per share	10.70	3.71

Shares used in basic and diluted net income per share	1,333	1,333

See accompanying notes to unaudited condensed consolidated financial statements

HARDI ELECTRONICS AB

UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

(SEK in thousands)

	Nine Months Ended May 31,
	2007	2006
Operating activities:
Net income	14,258	4,946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	292	265
Changes in operating assets and liabilities:
Accounts receivable	652	(5,465)
Inventories	(2,602)	(3,695)
Prepaid expenses	149	(21)
Other current assets	126	(903)
Accounts payable	85	2,532
Accrued tax liabilities	3,436	522
Accrued compensation	306	(116)
Other current liabilities	(1,247)	545
Deferred tax liability	41	1,914

Net cash provided by operating activities	15,496	524

Investing activities:
Purchases of property and equipment	(152)	(664)

Net cash used in investing activities	(152)	(664)

Financing activities:
Dividend paid during the period	(1,333)	(133)

Net cash used in financing activities	(1,333)	(133)

Effect of exchange rate changes on cash	(19)	301

Net increase in cash and cash equivalents	13,992	28
Cash and cash equivalents at beginning of period	6,908	4,574

Cash and cash equivalents at end of period	20,900	4,602

See accompanying notes to unaudited condensed consolidated financial statements

HARDI ELECTRONICS AB

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of HARDI Electronics AB and its wholly owned subsidiary (“HARDI”, “we”, or the “Company”). Intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year end is August 31.

The accompanying unaudited condensed consolidated financial statements of HARDI have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the results for and as of the periods shown. Certain information or footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and related notes for the year ended August 31, 2006 included elsewhere in this Form 8-K/A.

Foreign Currency Presentation

The functional currency of the company is the Swedish Krona (“SEK”).

Short-Term Investments

Prior to the acquisition, the company held 7,200 shares of Synplicity stock as short-term investments. This was subsequently cancelled upon completion of the acquisition.

Inventory

The company states inventory at the lower of cost or market. We make adjustments to reduce the cost of inventory to its net realizable value, if required.